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                                                                       Exhibit 5





                         [BRUSH WELLMAN INC. LETTERHEAD]


                               September 11, 1998




Securities and Exchange Commission
Judiciary Plaza
450 5th Street, N.W.
Washington, D.C.  20549

         Re: Deferred Compensation Plan for Nonemployee Directors (as Amended and Restated as of December 2, 1997)
                ----------------------------------------------------

Ladies and Gentlemen:

         I have acted as counsel for Brush Wellman Inc., an Ohio corporation (the "Company"), in connection with the Brush Wellman Inc. Deferred Compensation Plan for Nonemployee Directors (as Amended and Restated as of December 2, 1997) (the "Plan"). I have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon, I am of the opinion that the shares of Common Stock, of the par value of $1 per share, of the Company (the "Common Shares"), that may be issued or transferred and sold pursuant to the Plan and any agreements contemplated thereby (the "Agreements") will be, when issued or transferred and sold in accordance with the Plan and the Agreements, duly authorized, validly issued, fully paid and nonassessable, provided that the consideration received by the Company is at least equal to the par value of such shares.

         I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Registrant to effect registration of the 60,000 additional Common Shares to be issued and sold pursuant to the Plan under the Securities Act of 1933.

                                Very truly yours,

                                /s/ John J. Pallam

                                John J. Pallam
                                Vice President and General Counsel